Exhibit 99.1

Contact: Elizabeth Goode Director, Corporate Development Phone: (661) 295-5600 ext 2632 Fax: (661) 554-0109 Email: GoodeE@3dsystems.com	3D Systems Corporation 26081 Ave Hall Valencia, CA 91355 www.3dsystems.com

Press Release

3D Systems Announces Election Of Daniel S. Van Riper To Its Board of Directors

VALENCIA, California, December 9, 2004:   3D Systems Corporation (Nasdaq: TDSC), a leading provider of rapid 3-D printing, prototyping and manufacturing solutions, today announced that its Board of Directors has elected Daniel S. Van Riper to be a director of the company.

“We are very pleased to have a person of Dan’s caliber join our Board of Directors,” said Abe Reichental, 3D Systems’ president and chief executive officer.  “Dan brings a unique blend of business experience and over thirty-five years of experience in senior auditing and management roles with KPMG, LLP to our board. His background in global operations, M&A activities, internal accounting controls and risk management as well as his extensive experience serving as a director of other public companies enhances the range of skills and expertise within our Board of Directors and represents another significant step in our drive to improve all aspects of our business.”

Mr. Van Riper is a member of the Board of Directors of three other companies, one listed on the New York Stock Exchange and two listed on NASDAQ.  These companies include Hubbell Incorporated (NYSE: HUBb), a manufacturer of electrical and electronic products, New Brunswick Scientific Co., Inc. (NASDAQ: NBSC), a manufacturer of biotechnology equipment, and DOV Pharmaceutical, Inc. (NASDAQ: DOVP), a biopharmaceutical company.  Prior to its acquisition by Lyondell Chemical Company on December 1, 2004, he was also a director of Millennium Chemicals Inc. (NYSE: MCH), an international chemical company.

Mr. Van Riper is also a special advisor to Sealed Air Corporation (NYSE: SEE), a manufacturer of food, protective and specialty packaging materials, where he previously served as Senior Vice President and Chief Financial Officer from July 1998 to January 2002.  Previously, he was a partner of KPMG, LLP, where he worked for more than 35 years.

About 3D Systems

Founded in 1986, 3D Systems is a leading provider of rapid 3-D printing, prototyping and manufacturing solutions.  Its systems and materials reduce the time and cost of designing products and facilitate direct and indirect manufacturing by creating actual parts directly from digital input.  These solutions are used for design communication and prototyping as well as to produce functional end-use parts:  Transforming the way people design, develop and manufacture products.

More information on the company is available at www.3dsystems.com, or by phoning 888/337-9786, ext. 2882 (or 661/295-5600, ext. 2882 from outside the United States), or via email at moreinfo@3dsystems.com.

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